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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
City Center Square
1100 Main, Suite 1830
Kansas City, Missouri 64105

REQUEST FOR CONSENT OF LIMITED PARTNERS

Dear Limited Partner:

IMPORTANT:    Biennial Consent for Sale

    During the last consent process in May 2003, we expressed to you that if the majority voted against the sale that we would circulate a new consent every two years to measure the pulse of our investors' preferences. During the consent process in (a) 2001, 74% voted against the sale, and (b) 2003, 86% voted against the sale.

    The two years has passed and it's that time again. Enclosed you will find a consent form. Please read it carefully.

   Although Management acknowledges that current real estate valuations are high, Management believes that the returns currently being experienced by the Limited Partners would be difficult to replace with alternative investments. Management believes that the existing portfolio may be further managed to increase stability and perhaps rate of return by continuing its strategy of selectively selling properties with less stable tenants or rent histories.

   The General Partner and the Advisory Board recommends a vote AGAINST a sale.

   If more than 50% of all outstanding units vote to sell, we will move forward immediately with a competitive bid process. If we do not receive a majority vote for sale, we will continue to operate the Partnership . . . business as usual. We will also circulate a new consent in two years to again poll Limited Partner preferences.

    If you do not return your vote it will be considered a vote "against" a sale.  Please consider your vote carefully and return your Consent Card promptly.

    As always, if you have questions, please feel free to contact our investor relations department at (800) 547-7686 ext. 224.

Your consent is important. Please sign and date the enclosed Consent Card and return it promptly in the enclosed return envelope.  You may revoke your Consent in writing.

                                                                                    Very truly yours,

                                                                                    THE PROVO GROUP, INC., as General Partner of
                                                                                    DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

                                                                                    May 13, 2005

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP
1100 MAIN, SUITE 1830
KANSAS CITY, MO 64105

CONSENT STATEMENT
May 13, 2005

    This Consent Statement is being furnished to holders ("Limited Partners") of limited partnership interests ("Units") in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership ("Partnership"), in connection with the solicitation of written consents by the Partnership to approve a sale of all of the Partnership's properties (the "Proposed Sale"), and to subsequently liquidate the Partnership. No meeting will be held in connection with this solicitation of consents from the Limited Partners. To be counted, a properly signed Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the "Tabulator") on or before June 30, 2005. Failure of a Limited Partner to return a Consent Card will constitute a vote AGAINST the Proposed Sale.

    This Consent is solicited by The Provo Group, Inc. (the "General Partner"), the sole general partner of the Partnership. Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting consents will be borne by the Partnership.

    Only Limited Partners of record at the close of business on April 30, 2005 will be entitled to vote by executing and returning the enclosed Consent Card. A vote "FOR" the Consent will authorize the Partnership to proceed with the Proposed Sale. A Limited Partner may revoke its Consent Card at any time prior to June 30, 2005 or other conclusion of the Consent process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first mailed to Limited Partners on or about May 13, 2005. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting "FOR" the Proposed Sale or voting against the Proposed Sale, the General Partner may declare the Consent process concluded and be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline, the Consent process and the opportunity to vote by returning a Consent Card, will end on June 30, 2005. Failure to return a Consent Card will be deemed a vote "AGAINST" Proposed Sale.

INTRODUCTION

General Information

    The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership currently owns 20 properties (collectively the "Properties" and individually a "Property"). All of the Properties are leased on a triple-net basis with the Partnership as lessor and the operator of a business as tenant (collectively the "Leases," individually a "Lease"). Most of the tenants operate as fast-food, family style or casual/theme restaurants (such as Wendy's, Applebee's, Denny's, etc.).

The Partnership is hereby soliciting written consents from each partner

   Through this Consent process, the General Partner is seeking an indication from the Partnership's Limited Partners whether they want the Partnership to now actively pursue a sale of all of the assets of the Partnership and the subsequent liquidation and dissolution of the Partnership.

   The Partnership's Amended and Restated Agreement of Limited Partnership provides in Section 10.2 that the General Partner may not sell substantially all of the properties without the approval of Limited Partners holding more than 50% of the Units. The total number of outstanding Units as of December 31, 2004, was 46,280.3 Units. Each Unit is entitled to one vote. There is no established trading market for the Units.

    As of December 31, 2004, the Partnership had 2,105 record holders of Units in the Partnership. To the best knowledge of the General Partner, only one person or group owns more than five percent of the Partnership's outstanding Units. According to the Partnership's records, CMG Partners owned 5.26% of the Units as of March 31, 2005. Neither the General Partner, nor any of its officers or directors are the beneficial owners of any Units.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and various other factors. The partnership undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

    The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to an Agreement of Limited Partnership dated as of November 18, 1987, and amended as of November 25, 1987, February 20, 1988, June 21, 1988, February 8, 1993, May 26, 1993 and June 30, 1994 (collectively, the "Partnership Agreement"). As of December 31, 2004, the Partnership consisted of one General Partner and 2,105 Limited Partners owning an aggregate of 46,280.3 Limited Partnership Interests (the "Interests") acquired at a public offering price of $1,000 per Interest before volume discounts. The Interests were sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933 (Registration 33-18794) as amended. On June 30, 1989, the former general partners exercised their option to extend the offering period to a date no later than February 22, 1990. On February 22, 1990, the Partnership closed the offering at 46,280.3 Interests ($46,280,300), providing net proceeds to the Partnership after volume discounts and offering costs of $39,358,468.

    During the Second Quarter of 1998, the General Partner received the written consent of a majority of the Partners to liquidate the Partnership's assets and dissolve the Partnership. At that time no buyer was identified for the Partnership's assets at an acceptable price, and Management continued normal operations. During the Second Quarter of 2001 (the "2001 Consent") and the Second Quarter of 2003 (the "2003 Consent"), additional consent solicitations were circulated, which if approved would have authorized the sale of the Partnership's assets and dissolution of the Partnership. A majority of the Limited Partners did not vote in favor of the 2001 or 2003 Consents authorizing the sale of all of the assets of the Partnership. The Partnership, therefore, continues to operate as a going concern.

Description of Partnership's Business

The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate properties. The Properties are leased on a triple net basis to, and operated by, operators of national, regional and local retail chains under long-term leases. The lessees are primarily fast food, family style, and casual/theme restaurants, but also include a video rental store and a child-care center. At the date of this Consent, the Partnership owned 20 properties.

The original Lease terms for the majority of the Properties are 10 - 20 years from their inception. The Leases generally provide for minimum "base" rents and additional rents based upon percentages of gross sales in excess of specified breakpoints. The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. Management has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the property, excluding the cost of the land, is depreciated over its estimated useful life.

    Income. As of March 31, 2005 the aggregate minimum lease payments to be received under the Leases for the Partnership's properties are as follows:

Year ending December 31,

2005	$1,670,908
2006	1,580,408
2007	1,563,325
2008	1,416,575
2009	1,255,593
Thereafter	6,632,580
$14,119,389

    Percentage rentals included in rental income in 2004, 2003, and 2002 were $589,629, $565,095, and $599,591, respectively.

    Ten (10) of the properties are leased through November 6, 2016 to WenCoast Restaurants, a franchisee of Wendy's restaurants. WenCoast base rents accounted for 51% of total base rents for 2004.

    Expenses. The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2004 are approximately 10% higher than the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict further significant reductions in expenses for the foreseeable future.

The Properties

    As of April 30, 2005 the Partnership owned the following properties: The far right-hand column discloses the General Partner's annual internal calculation of the Net Asset Value ("NAV") of the Partnership's assets. The Partnership Agreement requires the General Partner to calculate NAV annually.

Acquisition Date	Expiration of Current Lease	Tenant	Location	Base Rent	Internal 12/31/04 NAV
07/15/88	07/15/08	Hooter's	7669 Grapevine Hwy. N. Richland Hills, TX	$95,000	$1,613,000
10/10/88	06/30/18	Kentucky Fried Chicken	1014 S. St. Francis Dr. Santa Fe, NM	60,000	740,000
12/29/88	12/31/09	Popeye's	2562 Western Ave. Park Forest, IL	77,280	687,000
04/20/89	2/28/08	Daytona's Bar & Grill	4875 Merle Hay Des Moines, IA	60,000	564,000
12/28/89	6/30/2013	Panda Buffet	2451 Columbia Rd. Grand Forks, ND	34,000	500,000
01/01/90	05/31/09	Sunrise Preschool	4111 E. Ray Rd. Phoenix, AZ	123,318	1,147,000
01/31/90	01/31/06	Blockbuster Video	336 E. 12th St. Ogden, UT	110,750	1,108,000
05/31/90	10/31/09	Applebee's	2770 Brice Rd. Columbus, OH	135,780	2,089,000
06/15/88	12/31/12	Chinese Super Buffet	8801 N. 7th St. Phoenix, AZ	66,000	574,000
08/15/88	10/31/07	Denny's	2360 W. Northern Ave. Phoenix, AZ	65,000	665,000
12/22/88	11/06/16	Wendy's	1721 Sam Rittenburg Blvd. Charleston, SC	76,920	1,150,000
12/22/88	11/06/16	Wendy's	3013 Peach Orchard Rd. Augusta, GA	86,160	1,164,000
02/21/89	11/06/16	Wendy's	1901 Whiskey Rd. Aiken, SC	96,780	1,313,000
02/21/89	11/06/16	Wendy's	l730 Walton Way Augusta, GA	96,780	1,223,000
02/21/89	11/06/16	Wendy's	347 Folly Rd. Charleston, SC	70,200	1,186,000
02/21/89	11/06/16	Wendy's	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	1,116,000
03/14/89	11/06/16	Wendy's	1004 Richland Ave. Aiken, SC	90,480	1,071,000
12/29/89	11/06/16	Wendy's	1717 Martintown Rd. N. Augusta, GA	87,780	1,234,000
12/29/89	11/06/16	Wendy's	1515 Savannah Hwy.Charleston, SC	77,280	982,000
12/29/89	11/06/16	Wendy's	3869 Washington Rd. Martinez, GA	84,120	987,000

			Total:	$1,670,908	$21,113,000

Recent Developments

Popeye's- Park Forest, IL

Pursuant to the terms of the original lease for Popeye's location, the tenant ("Popeye's") was (i) responsible for timely payment of all real property taxes, and (ii) required to pay percentage rents equal to 8% of gross sales in excess of $619,449. From 2001 to 2003, Popeye's had accrued approximately $123,000 of delinquent percentage rent payments. In late 2003 and early 2004 the Partnership determined that the Tenant had failed to pay a portion of the property taxes for 2001 and all of the property taxes for 2002. With late fees, the delinquent taxes amounted to approximately $86,000, which amount was paid by the Partnership in the first quarter of 2004. The Partnership also paid the first installment of the 2003 property taxes when they came due in first quarter of 2004.  Over the second and third quarters of 2004, the tenant repaid the Partnership the $107,000 advanced by the Partnership for the 2001, 2002 and 2003 property taxes.

In November of 2004 the Partnership entered into a Release and Settlement Agreement with Popeye's pursuant to which (i) the breakpoint in the Popeye's lease (that amount of gross sales above which percentage rent accrues) was increased to $1,000,000; (ii) Popeye's agreed to make monthly escrow payments to the Partnership in order to fund the real property taxes as they come due in the future, and (iii) the delinquent percentage rents were waived. The restructured lease brings Popeye's occupancy costs more in line with existing market conditions.

The second installment of the 2003 property taxes and the first installment of 2004 property taxes have been paid when due and been reimbursed with the escrowed funds. As of March 31, 2005 Popeye's is delinquent approximately $6,200 in property tax escrow billings related to the 2004 second property tax installment which is anticipated to be due in September 2005. The outstanding billings are not recorded in the financial statements (the 2004 property taxes were accrued at December 31, 2004 by the Partnership and therefore, property tax escrow charges in 2005 which are related to the 2004 property taxes are reflected in the financial statements as escrow payments when those payments are actually received by the Partnership).  The 2005 estimated property taxes are not being prorated and accrued on a monthly basis by the Partnership.

Daytona's All Sports Cafe - Des Moines, IA

In July 2004 the Partnership paid Daytona's-All Sports Cafe's delinquent 2002 property taxes balance of approximately $15,000. Daytona's reimbursed the Partnership $5,000 in each of August, September and October of 2004.  In the Third Quarter of 2004, due to the property tax default, Management requested that Daytona's escrow with the Partnership their next property tax installment which was to be due in the First Quarter of 2005. Escrow payments of approximately $800 were held by the Partnership at December 31, 2004.  Daytona's met its remaining property tax escrow requirements in February 2005 and the Partnership paid the property tax installment in March 2005.

Former Miami Subs- Palm Beach, FL Property

This property was sold by the Partnership in the second quarter of 2004. At the time of closing the former tenant, DiFede Finance Group ("DiFede"), was delinquent $17,000 in past rent (after the application of a $15,000 security deposit). The former tenant also owed the Partnership approximately $13,360 in real estate taxes as the Partnership paid the property's delinquent 2003 real estate taxes in June 2004. Management continued to pursue legal remedies to collect the former tenant's total past due balances.  Due to the uncertainty of collection, fifty percent (50%) of the total outstanding receivable balance was reserved in June 2004.

In November 2004 a Settlement Agreement ("Agreement") was executed with DiFede.  Per the Agreement the former tenant agreed to pay the Partnership by December 31, 2004 approximately $36,000 in past due rent, late charges, related attorney and court fees and other miscellaneous items. However, the settlement payment per the Agreement has not been received by the Partnership.  Further legal action was taken by the Partnership and the Circuit Court in Broward County, Florida entered a final judgment (the "Judgment") against DiFede in early January 2005, awarding approximately $42,000 in damages to the Partnership.  Due to the uncertainty of collection, the remaining fifty percent (50%) of the total outstanding receivable balance was written-off.  The receivable balance and applicable allowance were removed from the balance sheet at December 31, 2004.

Reason for Consent

    In 1998, the General Partner determined for a variety of reasons, that it was in the best interest of the Limited Partners and the Partnership to attempt to sell the Properties and then liquidate and dissolve the Partnership. The General Partner solicited and obtained the consent (the "1998 Consent") of the holders of more than fifty percent (50%) of the Units to attempt to dispose of the Properties upon certain terms.

    Although the Partnership made substantial effort to market the Properties during 1998, it did not receive a bid for the Properties which met the terms of the 1998 Consent. Though the Partnership has entertained some proposals to acquire the Properties over the past several years, none met the criteria established in the 1998 Consent, nor have they been of a nature that the General Partner believed warranted seeking the approval of the Limited Partners. The General Partner believes that the 1998 Consent is so stale at this point that it no longer serves as appropriate authority to proceed with a sale, even if one were available on the terms outlined in such Consent.

    The General Partner is willing to be guided by the preferences of the holders of a majority of the outstanding Units with respect to whether to actively market the Properties for the purpose of liquidating the Partnership. Thus, as it did with the 2001 and 2003 Consents, the General Partner is soliciting the Limited Partners to determine their desires with respect to such approach.  If the Limited Partners do not vote in favor of the sale of the Partnership's assets and dissolution pursuant to this Consent, the General Partner intends to seek a similar consent every two (2) years in order to remain informed as to whether the holders of Units want to dispose of the Properties and dissolve the Partnership.

    If the holders of more than fifty percent (50%) of the Units vote FOR the proposed sale, the General Partner will proceed in good faith to solicit a sale of all the Properties on the terms set forth below and proceed with the dissolution of the Partnership.  If the Limited Partners do not authorize such sale, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership. Of course, the General Partner reserves the right at any time in the future, to seek the approval of the Limited Partners with respect to any disposition of all or substantially all of the Partnership's assets if the General Partner deems such disposition to be in the best interest of the Limited Partners.

    Even if the holders of a majority of the Units vote FOR the proposed sale, there is no assurance that a sale on the terms outlined can be consummated.

DESCRIPTION OF PROPOSED SALE

    If more than 50% of the Units vote in favor of this Consent, the General Partner will solicit competitive bids for the purchase of all the Partnership Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any).

Purchase Price

    The minimum purchase price for all of the Partnership Properties shall be the Total Appraised Value of the Properties (the "Minimum Purchase Price"). The last time appraisals were received was February 5, 2001. At that time, the Total Appraised Value was $21,626,500, which included the values of seven properties no longer owned by the Partnership.  If the sale is approved, new appraisals will be secured. The internal 12/31/04 net asset value (NAV) is $21,113,000.  Each Bid shall include both (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually. However, the Partnership will not pursue a sale to one or more buyers which does not result in the sale of all the properties.

    Certain fees, costs and expenses will be incurred by the Partnership in the Proposed Sale (the "Expenses"). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction.  The General Partner estimates such Expenses at approximately 5.5% of the Total Price.

    Following the consummation of the Proposed Sale, the Partnership will incur additional expenses associated with winding up the Partnership's affairs and liquidating its assets.  Those expenses may include, without limitation: (i) wind-up insurance premiums, (ii) escheat fees, (iii) legal fees, (iv) consent solicitation fees, (v) printing and postage expenses, (vi) tax preparation and audit fees, (vii) investor servicing fees, (viii) taxes, and (ix) management fees and supplies.

Effects on the Limited Partners

    Advantages. Many real estate professionals believe that the values currently being received for real property are high. They believe that the high valuation levels are being driven by the low interest rate environment and the unattractive returns of the stock market.  There is also anecdotal evidence that some less experienced investors are driving up the values of certain types of properties (such as triple-net franchise restaurant properties) in an effort to shelter gains on the sale of other real estate holdings from taxation ("Section 1031 Buyers"). Since values are high, and the conditions driving such valuations may not continue, some advise that now is the time to sell and take gains.

    Further, many of the remaining terms on the existing leases on the portfolio properties are approaching ten (10) years or less.  Since the values of triple-net leased properties tend to decline as the long term leases "burn off", that is another factor arguing towards a sale at this time.

    In addition, there is currently no active or established trading market for Partnership Units. The values available to Limited Partners in the secondary market usually represent a discount from the value of the underlying assets of the Partnership, due in part to the lack of liquidity.  The Proposed Sale would provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually, and without being subjected to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

    Disadvantages. The major disadvantage of selling at this time is directly related to the reasons articulated above in favor of selling. Poor returns from other investments tend to cause the market to value highly the relatively stable and predictable cash-flows which have been attained by the Partnership's portfolio. If the Partnership were to liquidate and distribute proceeds to the partners (i) tax-paying partners would have to pay taxes on those distributions, and (ii) the partners would either spend the proceeds or find an alternative investment for the proceeds.  If you are an investor, you will be faced with the challenge of finding alternative investments with similar yields to the ones being experienced by the Partnership.

    The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for approximately the next 5 years.  This represents a cash return of approximately 8-9% of the Internal 12/31/04 NAV.  Since the Partnership's assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher "after tax" rate of return.  In today's relatively low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

    The General Partner also believes that there also may be opportunities to manage the existing portfolio, through lease extensions and a little "pruning" of the portfolio which could further stabilize and increase the Partnership's yields.

    Although the General Partner acknowledges that the current economic environment has pushed up the value of the Partnership's assets, the General Partner believes that many of the forces may continue for some period before moderating. Additionally, most of the less rational Section 1031 Buyers appear to be active in transaction sizes in the $1,000,000 - $2,000,000 range, rather than the $20,000,000 + price range anticipated for the Partnership's portfolio, meaning that the inflated pricing may not apply to larger portfolio transactions.

    If the Proposed Sale is consummated, the Partnership will no longer have any interest in the Properties and therefore no longer enjoy any of the benefits of real estate ownership (e.g., no cash flow from operation, no potential benefit from future appreciation). Further, Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the Proposed Sale per Unit exceeds the Limited Partners' adjusted tax basis in each Unit.

Effect on the General Partner

    The Partnership Agreement provides for the General Partner to receive up to a 3% commission ("Disposition Fee") on the sale of any Partnership Properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale occurs, the General Partner will collect such Disposition Fee earlier than it might otherwise if the Partnership remained an ongoing concern.  Conversely, the General Partner will not be entitled to future management fees following liquidation of the Partnership, but will be entitled to such management fees if the Partnership is not liquidated.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE

    The following is a summary of the material Federal income tax consequences resulting from the Proposed Sale which may affect a Limited Partner. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner's individual circumstances.

    This summary is based on the Internal Revenue Code of 1986, as amended ("Code"), as well as currently existing regulations thereunder, judicial decisions and current administrative rules and practices.  The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Sale.  Furthermore, no assurance can be given as to the accuracy or completeness of this summary.

Taxation of Partnerships in General

   An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss "flows through" the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership's gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

    A partner's basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liability is treated as a contribution of money by that partner to the partnership.  Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership.  Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner's allocable share of the nonrecourse liability will be taken into account to determine basis.  The Partnership has no nonrecourse liability.

Effect of the Proposed Sale

    The Proposed Sale will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale.  The adjusted basis of property is generally the initial tax basis plus the cost of additions or improvements to the property less deductions, allowed or allowable, for depreciation.  The Partnership has no nonrecourse liability.

    A substantial portion of the assets to be sold, including building, land and equipment, which were held for more than one year are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.

Effect of Liquidation

    Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner's basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation, may constitute ordinary income or loss.

    Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 15% rate. This rate may be lower (5%) if a Limited Partner is in the lowest tax bracket.  If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain.  Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income.  Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

Exempt Employee Trusts and Individual Retirement Accounts

    Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from "debt-financed properties" as defined in Section 514 of the Code.  Further, if, as the Partnership believes, the Properties are not characterized as "inventory," and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY EFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

    Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership's income resulting from the liquidation. The Indemnification Trust (the "Trust"), which currently has a balance of approximately $390,000, was established to indemnify the General Partner against claims arising from acting as the general partner of the Partnership, so long as those claims did not arise from fraudulent or criminal misconduct by the General Partner. The assets in the Trust belong to the Partnership and, to the extent not used to satisfy indemnified claims against the General Partner, will be distributed to the Limited Partners at the earlier of (i) the expiration of the last applicable statute of limitation relating to a potential claim which may be brought against the General Partner and which is subject to indemnification, (ii) a determination by a court of competent jurisdiction to the effect that the General Partner shall have no liability to any person for a claim which is subject to indemnification under the Trust, or (iii) the release by the General Partner of any and all interest in the Trust.

REGULATORY REQUIREMENTS

    Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Sale.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following document filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

        Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("Form 10-K").

        All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,
a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF
ALL OF THE PARTNERSHIP'S PROPERTY

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated May 13, 2005 respecting the proposed sale of the Partnership's properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partner is seeking an indication of the Limited Partner's desire to initiate a sale of all of the Partnership's properties to one or more buyers.

The General Partner recommends a vote AGAINST a proposed sale of the Partnership's properties. If you do not return an executed Consent Card, it will be deemed a vote "AGAINST" the proposed sale.

THIS PROPOSED SALE OF THE PARTNERSHIP'S PROPERTIES REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Consent to the Sale of the Partnership's Properties: proposal to authorize the General Partner to sell all of the Partnership's properties at such prices set forth in the May 13, 2005 Consent Statement and upon such terms as the General Partner shall determine. Approval of a sale of the Partnership's properties will also be deemed a consent to the termination and dissolution of the Partnership.

FOR [  ] AGAINST [  ] ABSTAIN [  ]

	_______________________________	_______________________________
	Signature of Unit Holder	Date:

_______________________________
Print Name
[LABEL]
	_______________________________	_______________________________
	Signature of Unit Holder, if held jointly	Date:

_______________________________
Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON.